Exhibit 99.1

SourceHOV Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets as of June 30, 2017 and December 31, 2016, Condensed Consolidated Statements of Operations and Comprehensive Loss for three and six months ended June 30, 2017 and 2016,  and Stockholders’ Deficit and Cash Flows for the six months ended June 30, 2017 and 2016

SourceHOV Holdings, Inc. and Subsidiaries

Index to Unaudited Condensed Consolidated Financial Statements

Page(s)

Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of June 30, 2017 and December 31, 2016	1

Condensed Consolidated Statements of Operations for the three and six months ended
June 30, 2017 and 2016	2

Condensed Consolidated Statements of Comprehensive Loss for the three and six months ended June 30, 2017 and 2016	3

Condensed Consolidated Statements of Stockholders’ Deficit for the six months ended
June 30, 2017 and 2016	4

Condensed Consolidated Statements of Cash Flows for the six months ended
June 30, 2017 and 2016	5

Notes to the Condensed Consolidated Financial Statements	6-24

SourceHOV Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of June 30, 2017 and December 31, 2016

(in thousands of United States dollars except share and per share amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$23,973	$8,361
Restricted cash	29,285	25,892
Accounts receivable, net of allowance for doubtful accounts of $3,351 and $3,219, respectively	137,618	138,421
Inventories, net	12,062	11,195
Prepaid expenses and other current assets	12,898	12,202
Total current assets	215,836	196,071
Property, plant and equipment, net	74,980	81,600
Goodwill	370,869	373,291
Intangible assets, net	277,494	298,739
Deferred income tax assets	8,495	9,654
Other noncurrent assets	9,875	10,131
Total assets	$957,549	$969,486
Liabilities and Stockholders’ Deficit
Liabilities
Current liabilities
Accounts payable	$40,479	$42,212
Related party payables	1,319	9,344
Income tax payable	1,652	1,031
Accrued liabilities	51,648	29,492
Accrued compensation and benefits	30,642	31,200
Customer deposits	18,322	18,729
Deferred revenue	18,798	17,235
Obligation for claim payment	29,285	25,892
Current portion of capital lease obligations	5,614	6,507
Current portion of long-term debt	73,623	55,833
Total current liabilities	271,382	237,475
Long-term debt, net of current maturities	950,879	983,502
Capital lease obligations, net of current maturities	16,732	18,439
Pension liability	29,328	28,712
Deferred income tax liabilities	26,852	26,223
Long-term income tax liability	3,063	3,063
Other long-term liabilities	11,585	11,973
Total liabilities	1,309,821	1,309,387
Commitment and Contingencies
Stockholders’ Deficit
Common stock, par value of $0.001 per share; 331,000 shares authorized; 157,249 shares issued and outstanding at June 30, 2017 and 144,400 shares issued and outstanding December 31, 2016;
Preferred stock, par value of $0.01 per share; 400,000 shares authorized and no shares issued or outstanding at June 30, 2017 and December 31, 2016
Additional paid in capital	(36,843)	(57,389)
Equity-based compensation	29,559	27,342
Accumulated deficit	(329,161)	(293,968)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(2,524)	(3,547)
Unrealized pension actuarial losses, net of tax	(13,303)	(12,339)
Total accumulated other comprehensive loss	(15,827)	(15,886)
Total stockholders’ deficit	(352,272)	(339,901)
Total liabilities and stockholders’ deficit	$957,549	$969,486

The accompanying notes are an integral part of these condensed consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Six Months ended June 30, 2017 and 2016

(in thousands of United States dollars except share and per share amounts )

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenue	209,382	191,464	427,642	391,154
Cost of revenue (exclusive of depreciation and amortization)	140,418	122,577	284,126	255,920
Gross profit	68,964	68,887	143,516	135,234
Selling, general and administrative expenses	34,998	33,528	70,578	64,556
Depreciation and amortization	21,406	20,943	42,727	39,702
Related party expense	2,456	2,589	4,841	4,924
Operating income	10,104	11,827	25,370	26,052
Other expense (income), net:
Interest expense, net	27,869	26,913	54,088	54,313
Sundry expense (income), net	(327)	1,503	2,397	(428)
Net loss before income taxes	(17,438)	(16,589)	(31,115)	(27,833)
Income tax (expense) benefit	(2,074)	3,130	(4,078)	6,212
Net loss	$(19,512)	$(13,459)	$(35,193)	$(21,621)
Net loss per share - basic and diluted	$(124.08)	$(93.21)	$(223.80)	$(149.73)
Shares used in computing basic and diluted net loss per share	157,249	144,400	157,249	144,400

The accompanying notes are an integral part of these condensed consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

For the Three Months and Six Months ended June 30, 2017 and 2016

(in thousands of United States dollars)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Net loss	$(19,512)	$(13,459)	$(35,193)	$(21,621)
Other comprehensive loss, net of tax
Foreign currency translation adjustments	(1,391)	(278)	1,023	1,733
Unrealized pension actuarial (losses) gains, net of tax	(683)	251	(964)	361
Total other comprehensive loss, net of tax	$(21,586)	$(13,486)	$(35,134)	$(19,527)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Stockholders’ Deficit
For the Six Months ended June 30, 2017 and 2016

(in thousands of United States dollars, except per share data)
(Unaudited)

					Accumulated Other Comprehensive Loss
					Foreign Currency	Unrealized Pension		Total
	Common Stock		Additional	Equity-Based	Translation	Actuarial Losses,	Accumulated	Stockholders’
	Shares	Amount	Paid in Capital	Compensation	Adjustment	net of tax	Deficit	Deficit
Balances at December 31, 2015	144,400	$—	$(57,389)	$20,256	$(3,415)	$(5,076)	$(245,865)	$(291,489)
Net loss January 1 to June 30, 2016							(21,621)	(21,621)
Equity-based compensation				3,707				3,707
Foreign currency translation adjustment					1,733			1,733
Net realized pension actuarial gains, net of tax						361		361
Balances at June 30, 2016	144,400	$—	$(57,389)	$23,963	$(1,682)	$(4,715)	$(267,486)	$(307,309)

					Accumulated Other Comprehensive Loss
					Foreign Currency	Unrealized Pension		Total
	Common Stock		Additional	Equity-Based	Translation	Actuarial Losses,	Accumulated	Stockholders’
	Shares	Amount	Paid in Capital	Compensation	Adjustment	net of tax	Deficit	Deficit
Balances at December 31, 2016	144,400	$—	$(57,389)	$27,342	$(3,547)	$(12,339)	$(293,968)	$(339,901)
Net loss January 1 to June 30, 2017							(35,193)	(35,193)
Equity-based compensation				2,217				2,217
Foreign currency translation adjustment					1,023			1,023
Capital infusion from Shareholders	12,849		20,546					20,546
Net realized pension actuarial gains, net of tax						(964)		(964)
Balances at June 30, 2017	157,249	$—	$(36,843)	$29,559	$(2,524)	$(13,303)	$(329,161)	$(352,272)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Six Months ended June 30, 2017 and 2016

(in thousands of United States dollars)
(Unaudited)

	Six Months ended June 30,
	2017	2016
Cash flows from operating activities
Net loss	$(35,193)	$(21,621)
Adjustments to reconcile net loss
Depreciation and amortization	42,727	39,702
Original issue discount and debt issuance cost amortization	7,027	6,725
Provision (recovery) for doubtful accounts	192	(661)
Deferred income tax benefit (expense)	617	(7,219)
Share-based compensation expense	2,217	3,707
Foreign currency remeasurement	972	174
Gain on sale of Meridian	(251)	—
Loss on sale of property, plant and equipment	277	1,213
Change in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable	(49)	11,777
Prepaid expenses and other assets	(1,794)	(3,563)
Accounts payable and accrued liabilities	21,150	2,696
Related party payables	(8,025)	(1,496)
Net cash provided by operating activities	29,867	31,434

Cash flows from investing activities
Purchases of property, plant and equipment	(3,409)	(3,285)
Additions to internally developed software	(4,731)	(4,676)
Additions to outsourcing contract costs	(6,038)	(9,138)
Proceeds from sale of Meridian	4,381	—
Proceeds from sale of property, plant and equipment	11	615
Net cash used in by investing activities	(9,786)	(16,484)

Cash flows from financing activities
Change in bank overdraft	(210)	(1,080)
Proceeds from financing obligations	3,008	4,704
Contribution from Shareholders	20,546	—
Borrowings from revolver and swing-line loan	72,600	35,000
Repayments on revolver and swing line loan	(72,500)	(37,500)
Principal payments on long-term obligations	(28,153)	(23,728)
Net cash used in financing activities	(4,709)	(22,604)
Effect of exchange rates on cash	240	(215)
Net increase (decrease) in cash and cash equivalents	15,612	(7,869)
Cash and cash equivalents
Beginning of period	8,361	16,619
End of period	$23,973	$8,750

Supplemental cash flow data:
Income tax payments, net of refunds received	$2,032	$1,722
Interest paid	32,566	56,091
Noncash investing and financing activities:
Assets acquired through capital lease arrangements	187	2,484
Leasehold improvements funded by lessor	—	322
Accrued capital expenditures	$1,026	$301

The accompanying notes are an integral part of these condensed consolidated financial statements.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

1.    Description of the Business

Organization

SourceHOV Holdings, Inc. and subsidiaries (collectively “the Company”) is a holding company with no operations, which owns 100% of SourceHOV LLC and its wholly owned subsidiaries (“SourceHOV LLC”). The Company provides mission-critical information and transaction processing solutions services to clients across three major industry verticals. The Company manages information and document driven business processes and offers solutions and services to fulfill specialized knowledge-based processing and consulting requirements, enabling clients to concentrate on their core competencies.

The Company consists of the following segments:

•                  Information & Transaction Processing Solutions (“ITPS”). ITPS provides industry solutions for banking and financial services, including lending solutions for mortgages and auto loans, and banking solutions for clearing, anti-money laundering, sanctions, and interbankcross-border settlement; property and casualty insurance solutions for origination, enrollments, claims processing, and benefits administration communications; public sector solutions for income tax processing, benefits administration, and record management; multi-industry solutions for payment processing and reconciliation, integrated receivable and payables management, document logistics and location services, records management and electronic storage of data / documents; and software, hardware, professional services and maintenance related to information and transaction processing automation, among others.

•                  Healthcare Solutions (“HS”). HS offerings include revenue cycle solutions, integrated accounts payable and accounts receivable, and information management for both the healthcare payer and provider markets. Payer service offerings include claims processing, claims adjudication and auditing services, enrollment processing and policy management, and scheduling and prescription management. Provider service offerings include medical coding and insurance claim generation, underpayment audit and recovery, and medical records management.

•                  Legal and Loss Prevention Services (“LLPS”) Solutions. LLPS solutions include processing of legal claims for class action and mass action settlement administrations, involving project management support, notification and outreach to claimants, collection, analysis and distribution of settlement funds. Additionally, LLPS provides data and analytical services in the context of litigation consulting, economic and statistical analysis, expert witness services, and revenue recovery services for delinquent accounts receivable.

The Reorganization

Prior to October 31, 2014, SourceHOV LLC was wholly owned by Solaris Holding Corporation (“Solaris”).  On October 31, 2014, Solaris merged with SHC Merger Sub Inc. (“SHC”), a Delaware corporation (“First Merger”). Upon consummation of this First Merger, SHC ceased to exist and Solaris continued to be the sole surviving corporation of the First Merger. At this time, Solaris and SourceHOV Holdings, Inc. were merged, resulting in the common stock of Solaris becoming common stock of the Company.  Immediately following the First Merger, the Company, BT Merger Sub Inc. (“BT”) and Pangea Acquisitions, Inc. (“Pangea”) merged (“Second Merger”).  Upon consummation of the Second Merger, BT ceased to exist and Pangea became a wholly-owned subsidiary of the Company.  As part of the transaction, the Company redeemed all preferred shares owned directly, or indirectly, by The Rohatyn Group (“TRG”) for $357.5 million, of which $353.0 million was paid on October 31, 2014 and the remaining $4.5 million is payable over two years.  All remaining preferred holders in the Company converted their preferred shares into common shares of the Company, resulting in a change of control from a collaborative group to one affiliated group of entities.  Shareholders of Pangea received common shares of the Company in exchange for their Pangea shares. In addition, all existing debt facilities of Pangea and Solaris were refinanced as part of the reorganization (the “Reorganization”). Because Pangea was controlled by the same shareholders that now control the Company at the date of the Reorganization, the merger with Pangea was reflected at carrying value.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

The TransCentra Acquisition

On September 28, 2016, SourceHOV LLC acquired TransCentra Inc. (“TransCentra”), a wholly-owned subsidiary of FTS Parent, Inc. (“FTS”), a Delaware corporation. TransCentra is an outsourced biller, outsourced payment processor, and a provider of insourced imaging and payment processing platforms and software. TransCentra’s outsourced business operated through wholly-owned subsidiary Regulus Holding Inc. provides printing and payment processing to its customers. The outsourced business utilizes internally developed software to provide printing and remittance services to customers and is the predominant revenue contributor for TransCentra. TransCentra’s insourced business operated through wholly-owned subsidiary J&B Software, Inc. provides imaging and payment processing software to customers who choose to process their own remittances. TransCentra was incorporated in the State of Delaware on May 12, 2011 as Columbus Acquisition Corporation, Inc. and changed its name to TransCentra, Inc. via an amended and restated certificate of incorporation in December 2011. The acquisition was accounted for as a business combination using the acquisition method of accounting.

Disposal of Meridian Consulting Group, LLC

On March 17, 2017, the Company sold certain assets and liabilities of Meridian Consulting Group, LLC (“Meridian”) business, a legal entity included in the LLPS segment, for $5.0 million to J.S. Held LLC, a Delaware limited liability company. Management concluded Meridian was providing no added benefit to the LLPS segment, resulting in a reorganization disposal of Meridian. The Company received net cash proceeds of $4.4 million. The transaction was accounted for as a sale of a business for accounting purposes. The Company recognized a gain of $0.3 million (net of a goodwill adjustment of $2.7 million) reported as part of Selling, general and administrative expenses in the condensed consolidated statement of operations.

2.              Basis of Presentation and Summary of Significant Accounting Policies

Unaudited Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments that, in the opinion of the Company, are necessary for a fair presentation of the results for the periods presented in accordance with accounting principles generally accepted in the United States of America (US GAAP) for interim financial reporting. No material changes have been made to the Company’s accounting policies from those that were disclosed in the Company’s audited financial statements for the year ended December 31, 2016.

The condensed consolidated financial statements and accompanying notes do not contain certain information included in the annual consolidated financial statements and accompanying notes of the Company. These interim consolidated financial statements should read in conjunction with the December 31, 2016 audited financial statements and related notes.

Principles of Consolidation

The accompanying consolidated financial statements and related notes to the consolidated financial statements include the accounts of the Company and subsidiaries. Newly acquired subsidiaries have been included in the consolidated financial statements from the date of acquisition. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810-10, Consolidation and whether the Company is the primary beneficiary. Consolidation is required if both of these criteria are met. All intercompany accounts and transactions have been eliminated in consolidation.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

Use of Estimates

The preparation of consolidated financial statements in conformity with United States (“U.S.”) generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Key estimates and judgments relied upon in preparing these consolidated financial statements include revenue recognition for multiple element arrangements, allowance for doubtful accounts, income taxes, depreciation, amortization, employee benefits, equity-based compensation, contingencies, goodwill, intangible assets, fair value of assets and liabilities acquired in acquisitions, and liability valuations. The Company regularly assesses these estimates and records changes in estimates in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Revenue Recognition

The majority of the Company’s revenues are comprised of: (1) ITPS, (2) HS offerings, (3) LLPS solutions, and (4) some combination thereof. Revenue is realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is probable. Delivery does not occur until services have been provided to the client, risk of loss has transferred to the client, and either client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

ITPS revenues  are primarily generated from a transaction-based pricing model for the various types of volumes processed, licensing and maintenance fees for technology sales, and a mix of fixed management fee and transactional revenue for document logistics and location services. HS revenues are primarily generated from a transaction-based pricing model for the various types of volumes processed for healthcare payers and providers. LLPS revenues are primarily based on a time and materials pricing as well as through transactional services priced on a per item basis.

If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any future event. Revenue from time and materials arrangements is recognized as the services are performed.

The Company records deferred revenue when it receives payments or invoices in advance of the delivery of products or the performance of services. The deferred revenue is recognized into earnings when underlying performance obligations are achieved.

The Company includes reimbursements from clients, such as postage costs, in revenue, while the related costs are included in cost of revenue in the consolidated statement of operations.

Multiple Element Arrangements

Certain of the Company’s revenue is generated from multiple element arrangements involving various combinations. The deliverables within these arrangements are evaluated at contract inception to determine whether they represent separate units of accounting, and if so, contract consideration is allocated to each deliverable based on relative selling price. The relative selling price of each deliverable within these arrangements is determined using vendor specific objective evidence (“VSOE”) of fair value, third-party

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

evidence or best estimate of selling price. Revenue is then recognized in accordance with the appropriate revenue recognition guidance applicable to the respective elements.

If the multiple element arrangements criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis over the period of delivery or being deferred until the earlier of when such criteria are met or when the last element is delivered.

Recently Adopted  Accounting Pronouncements

Effective January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) no. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. This amendment replaced the method of measuring inventories at lower of cost or market with a lower of cost and net realizable value method. The adoption had no material impact on the Company’s financial position, results of operations and cash flows.

Effective January 1, 2017, the Company adopted ASU no. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The ASU changes how companies account for certain aspects of equity-based payment awards to employees, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The standard requires that all tax effects related to share-based payments be recorded as income tax expense or benefit in the income statement at settlement or expiration and, accordingly, excess tax benefits and tax deficiencies be presented as operating activities in the statement of cash flows. Upon adoption of this standard, the Company elected to continue its current practice of estimating expected forfeitures. The adoption had no material impact on the Company’s financial position, results of operations and cash flows.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU no. 2014-09, Revenue from Contracts with Customers (ASC 606). Under the update, revenue will be recognized based on a five-step model. The core principle of the model is that revenue will be recognized when the transfer of promised goods or services to customers is made in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  In July 2015, the FASB deferred the effective date by one year (ASU no. 2015-14). This ASU will now be effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2017. Early adoption is permitted, but not before the original effective date of December 15, 2016. Since the issuance of the original standard, the FASB has issued several other subsequent updates including the following: 1) clarification of the implementation guidance on principal versus agent considerations (ASU 2016-08); 2) further guidance on identifying performance obligations in a contract as well as clarifications on the licensing implementation guidance (ASU 2016-10); 3) rescission of several SEC Staff Announcements that are codified in  ASC 605 (ASU 2016-11); 4) additional guidance and practical expedients in response to identified implementation issues (ASU 2016-12); and 5) technical corrections and improvements (ASU 2016-20). The new standard will be effective for us beginning January 1, 2018. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In February 2016, the FASB issued ASU no. 2016-02, Leases (842). This ASU increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this ASU are effective for fiscal years beginning after December 31, 2018 and interim periods within those fiscal years and early application is permitted. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In June 2016, the FASB issued ASU no. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to replace the incurred loss impairment methodology under current U.S. GAAP with a methodology that reflects expected credit losses and requires

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. Credit losses relating to available-for-sale debt securities will also be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. The standard will be effective for fiscal years beginning after December 15, 2019, with early adoption permitted beginning after December 15, 2018. Adoption of the standard will be applied using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In August 2016, the FASB issued ASU no. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (Topic 230), which adds or clarifies guidance on the presentation and classification of eight specific types of cash receipts and cash payments in the statement of cash flows such as debt prepayment or extinguishment costs, settlement of contingent consideration arising from a business combination, insurance settlement proceeds, and distributions from certain equity method investees, with the intent of reducing diversity in practice. For public entities, ASU 2016-15 is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. Entities must apply the guidance retrospectively to all periods presented unless retrospective application is impracticable. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In October 2016, the FASB issued ASU no. 2016-16, Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory  (Topic 740), which eliminates the current prohibition on immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory, with the intent of reducing complexity and diversity in practice. Under ASU 2016-16, entities must recognize the income tax consequences when the transfer occurs rather than deferring recognition. For public entities, ASU 2016-16 is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted as of the beginning of a fiscal year (i.e., early adoption is permitted only in the first interim period). Entities must apply the guidance on a modified retrospective basis though a cumulative effect adjustment to retained earnings as of the beginning of the period of adoption.  The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In November 2016, the FASB issued ASU no. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). The ASU addresses diversity in practice that exists in the classification and presentation of changes in restricted cash and requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The ASU is effective retrospectively for fiscal years and interim periods within those years beginning after December 15, 2017. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In January 2017, the FASB issued ASU no. 2017-01, Business Combinations: Clarifying the Definition of a Business (Topic 805). The ASU clarifies the definition of a business and provides guidance on evaluating as to whether transactions should be accounted for as acquisitions (or disposals) of assets or business combinations. The definition clarification as outlined in this ASU affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments of the ASU are effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) no. 2017-04, Intangibles  Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates Step 2 of

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

the goodwill impairment test that had required a hypothetical purchase price allocation. Rather, entities should apply the same impairment assessment to all reporting units and recognize an impairment loss for the amount by which a reporting unit’s carrying amount exceeds its fair value, without exceeding the total amount of goodwill allocated to that reporting unit. Entities will continue to have the option to perform a qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. ASU 2017-04 will be effective prospectively for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, or those beginning after January 1, 2017 if early adopted. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In March 2017, the FASB issued ASU no. 2017-07, Compensation  Retirement Benefits (Topic 715); Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The amendments to this ASU require the service cost component of net periodic benefit cost be reported in the same income statement line or lines as other compensation costs for employees. The other components of net periodic benefit cost are required to be reported separately from service costs and outside a subtotal of income from operations. Only the service cost component is eligible for capitalization. The guidance is effective for annual periods beginning after December 15, 2017. The amendments should be applied retrospectively for the income statement presentations and prospectively for the capitalization of service costs. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

In May 2017, the FASB issued ASU no. 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting. The amendments in ASU 2017-09 provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective for fiscal years beginning after December 15, 2017 with early adoption permitted. The amendments in this update will be applied on a prospective basis to an award modified on or after the adoption date. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

3.              Accounts Receivable

Accounts receivable, net consist of the following:

	June 30, 2017	December 31, 2016
Billed receivables	$117,142	$116,148
Unbilled receivables	20,352	20,982
Other	3,475	4,510
Less: Allowance for doubtful accounts	(3,351)	(3,219)
	$137,618	$138,421

Unbilled receivables represent balances recognized as revenue that have not been billed to the customer. The Company’s allowance for doubtful accounts is based on a policy developed by historical experience and management judgment. Adjustments to the allowance for doubtful accounts may occur based on market conditions or specific client circumstances.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

4.         Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	June 30,	December 31,
	2017	2016
Prepaids	$11,715	$10,906
Deposits	1,183	1,296
	$12,898	$12,202

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

5.         Property, Plant and Equipment, Net

Property, plant, and equipment, which include assets recorded under capital leases, are stated at cost less accumulated depreciation and amortization, and consist of the following:

	Estimated Useful Lives (in Years)	June 30, 2017	December 31, 2016
Land	N/A	$7,743	$7,637
Buildings and improvements	7 - 40	16,889	16,989
Leasehold improvements	Lesser of the useful life or lease term	32,487	31,342
Vehicles	5 - 7	630	784
Machinery and equipment	5 - 15	24,258	23,297
Computer equipment and software	3 - 8	102,328	98,544
Furniture and fixtures	5 - 15	4,980	5,007
		189,315	183,600
Less: Accumulated depreciation and amortization		(114,335)	(102,000)
Property, plant and equipment, net		$74,980	$81,600

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

6.         Intangibles Assets and Goodwill

Intangibles

Intangible assets are stated at cost or acquisition-date fair value less accumulated amortization and consists of the following:

	June 30, 2017
	Gross Carrying Amount	Accumulated Amortization	Intangible Asset, net
Customer relationships	274,643	(115,989)	$158,654
Outsource contract costs	34,362	(12,300)	22,062
Developed technology	89,076	(68,416)	20,660
Internally developed software	21,473	(2,792)	18,681
Trademarks	5,370	(403)	4,967
Trade names	52,470	—	52,470
	$477,394	$(199,900)	$277,494

	December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Intangible Asset, net
Customer relationships	$274,643	$(100,172)	$174,471
Outsource contract costs	27,619	(7,378)	20,241
Developed technology	89,076	(59,539)	29,537
Internally developed software	16,742	(858)	15,884
Trademarks	5,370	(134)	5,236
Trade names	53,370	—	53,370
	$466,820	$(168,081)	$298,739

Goodwill

Goodwill by reporting segment consists of the following:

	Goodwill	Additions	Reductions		Currency translation adjustments	Goodwill
ITPS	$145,562	$13,558	$—		$274	$159,394
HS	86,786	—	—		—	86,786
LLPS	127,111	—	—		—	127,111	(a)
Balance as of December 31, 2016	$359,459	$13,558	$—		$274	$373,291
ITPS	159,394				299	159,693
HS	86,786					86,786
LLPS	127,111	—	(2,721	)(b)	—	124,390	(a)
Balance as of June 30, 2017	$373,291	$—	$(2,721)		$299	$370,869

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

7.         Accrued Liabilities and Other Long-Term Liabilities

Accrued liabilities consist of the following:

	June 30,	December 31,
	2017	2016
Accrued taxes (exclusive of income taxes)	$3,285	$3,309
Accrued lease exit obligations	1,577	3,949
Accrued professional and legal fees	16,118	8,289
Deferred rent	1,076	989
Accrued interest	23,180	8,459
Other accruals	6,412	4,497
	$51,648	$29,492

Other Long-term liabilities consist of the following:

	June 30,	December 31,
	2017	2016
Deferred revenue	$163	$235
Deferred rent	6,043	6,110
Accrued lease exit obligations	1,713	672
Accrued compensation expense	2,866	3,783
Other	800	1,173
	$11,585	$11,973

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

8.         Long-Term Debt and Credit Facilities

	June 30, 2017	December 31, 2016
First lien revolving credit facility (a)	$63,837	$63,337
First lien secured term loan (b)	673,251	687,884
Second lien secured term loan (c)	238,005	236,344
Transcentra revolving credit facility	5,000	5,000
Transcentra term loan	17,750	19,250
FTS unsecured term loan	15,911	15,911
Other (d)	10,748	11,609
Total debt	1,024,502	1,039,335
Less: Current portion of long-term debt	(73,623)	(55,833)
Long-term debt, net of current maturities	$950,879	$983,502

(a)  Net of unamortized debt issuance costs of $1.8 million and $2.3 million as of June 30, 2017 and December 31 2016, respectively.

(b)  Net of unamortized original issue discount and debt issance costs of $12.1 million and $11.8 million and $14.6 million and $14.2 million as of June 30, 2017 and December 31 2016, respectively.

(c)  Net of unamortized original issue discount and debt issance costs of $6.4 million and $5.6 million and $7.3 million and $6.3 million as of June 30, 2017 and December 31 2016, respectively.

(d)  Other debt represents the Company’s outstanding loan balances associated with various hardware and software purchases along with loans entered into by subsidiaries of the Company.

Credit Facilities

As of both June 30, 2017 and December 31, 2016, the Company had outstanding irrevocable letters of credit totaling approximately $9.3 million under the revolving credit facility. As of June 30, 2017, these letters of credit consisted of approximately $7.1 million related to security for the Company’s self-insured workers’ compensation program and approximately $2.2 million for the landlord in Irving.

9.         Income Taxes

The Company applies an estimated annual effective tax rate (“ETR”) approach for calculating a tax provision for interim periods, as required under GAAP. The Company recorded an income tax expense of $2.1 million and an income tax benefit of $3.1 million for the three months ended June 30, 2017 and 2016, respectively. The Company recorded an income tax expense of $4.1 million and an income tax benefit of $6.2 million for the six months ended June 30, 2017 and 2016, respectively.

The Company’s ETR of (11.89%) and (13.10%) for the three months and six months ended June 30, 2017, respectively, differed from the expected U.S. statutory tax rate of 35.0%, and was primarily impacted by permanent tax adjustments, Meridian goodwill impairment, foreign operations, Indian prior year tax expense true-up, and a valuation allowance against certain domestic deferred tax assets that are not more-likely-than-not to be realized.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

The Company’s ETR of 18.87% and 22.32% for the three months and six months ended June 30, 2016, respectively, differed from the expected U.S. statutory tax rate of 35.0%, and was impacted by permanent tax adjustments, foreign operations, FIN48 liability release due to statute of limitation expiration, and a valuation allowance against certain domestic and foreign deferred tax assets that are not more-likely-than-not to be realized.

As of June 30, 2017, there were no material changes to either the nature or the amounts of the uncertain tax positions previously determined for the year ended December 31, 2016.

10.                     Employee Benefit Plans

German Pension Plan

The Company’s subsidiary in Germany provides pension benefits to retirees. Employees eligible for participation includes all employees who started working for the Company prior to September 30, 1987 and have finished a qualifying period of at least 10 years. The Company accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Company uses a December 31 measurement date for this plan.

U.K. Pension Plan

The Company’s subsidiary in the United Kingdom provides pension benefits to retirees and eligible dependents. Employees eligible for participation included all full-time regular employees who were more than three years from retirement prior to October 2001. A retirement pension or a lump-sum payment may be paid dependent upon length of service at the mandatory retirement age. The Company accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Company uses a December 31 measurement date for this plan.

The Germany plan is an unfunded plan and therefore has no plan assets. The expected rate of return assumptions for plan assets relate solely to the UK plan and are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles. The Company assumed a weighted average expected long-term rate on plan assets for the overall scheme of 5.16%.

Tax Effect on Accumulated Other Comprehensive Loss

As of June 30, 2017 and December 31, 2016, the Company recorded actuarial losses of $13.3 million and $12.3 million in accumulated other comprehensive loss on the condensed consolidated balance sheets, respectively, which is net of a deferred tax benefit of $2.3 million and $2.5 million, respectively.

Pension and Post Retirement Expense

The components of the net periodic benefit cost are as follows:

	Three Months ended June 30,		Six Months ended June 30,
	2017	2016	2017	2016
Service cost	$2	$3	$4	$6
Interest cost	571	667	1,124	1,334
Expected return on plan assets	(595)	(656)	(1,172)	(1,312)
Amortization:
Amortization of prior service cost	(33)	(35)	(65)	(70)
Amortization of net loss	516	223	1,016	446
Net periodic benefit cost	$461	$202	$907	$404

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

Employer Contributions

The Company’s funding is based on governmental requirements and differs from those methods used to recognize pension expense. The Company made contributions of $0.8 million and $1.1 million to its pension plans during the six months ended June 30, 2017 and 2016, respectively. The Company expects to contribute $0.9 million to the pension plans during the remainder of 2017, based on current plan provisions.

Executive Deferred Compensation Plan

The Company has individual arrangements with seven former executive in the U.S. which provide for fixed payments to be made to each individual beginning at age 65 and continuing for 20 years. This is an unfunded plan with payments to be from operating cash of the Company. Benefit payments of $0.1 million for both three months ended June 30, 2017 and 2016. Benefit payments of $0.1 million were made during both six months ended June 30, 2017 and 2016 respectively. There was no expense for both three months ended June 30, 2017 and 2016. The expense for both the six months ended June 30, 2017 and 2016 was $0.2 million. Benefit payments expected to be paid to plan participants during the remainder of 2017 are $0.1 million.

11.                     Fair Value Measurement

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The carrying amount of assets and liabilities including cash and cash equivalents, accounts receivable and accounts payable approximated their fair value as of June 30, 2017 and December 31, 2016 due to the relative short maturity of these instruments. Management estimates the fair values of the first and second lien debt at approximately 99.3% and 100.0% respectively, of the respective principal balance outstanding as of June 30, 2017. The carrying value approximates the fair value for the long-term debt related to TransCentra and the other debt. TransCentra’s debt was recently issued in 2016 and represents the most updated rates that would be offered for similar debt maturities. Other debt represents the Company’s outstanding loan balances associated with various hardware and software purchases along with loans entered into by subsidiaries of the Company and as such, the cost incurred would approximate fair value. Property and equipment, intangible assets, and goodwill, are not required to be re-measured to fair value on a recurring basis. These assets are evaluated for impairment if certain triggering events occur. If such evaluation indicates that impairment exists, the respective asset is written down to its fair value.

The Company determined the fair value of its long-term debt using Level 2 inputs including the recent issue of the debt, June 2017 trades of the Company’s debt on an inactive market, the Company’s credit rating, and the current risk-free rate. The Company’s contingent liabilities related to prior acquisitions are re-measured each period and represent a Level 2 measurement as it is based on using an earn out method based on the agreement terms.

The following table provides the carrying amounts and estimated fair values of the Company’s financial instruments as of June 30, 2017 and December 31, 2016:

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

	Carrying	Fair	Fair Value Measurements
As of June 30, 2017	Amount	Value	Level 1	Level 2	Level 3
Recurring and nonrecurring assets and liabilities:
Acquisition contingent liability	$721	$721	$—	$—	$721
Long-term debt	950,879	983,383	—	983,383	—
	$951,600	$984,104	$—	$983,383	$721

	Carrying	Fair	Fair Value Measurements
As of December 31, 2016	Amount	Value	Level 1	Level 2	Level 3
Recurring and nonrecurring assets and liabilities:
Acquisition contingent liability	$721	$721	$—	$—	$721
Long-term debt	983,502	$1,009,913	—	1,009,913
	$984,223	$1,010,634	$—	$1,009,913	$721

The significant unobservable inputs used in the fair value of the Company’s acquisition contingent liabilities are the discount rate, growth assumptions, and revenue thresholds. Significant increases (decreases) in the discount rate would have resulted in a lower (higher) fair value measurement. Significant increases (decreases) in the forecasted financial information would have resulted in a higher (lower) fair value measurement. For all significant unobservable inputs used in the fair value measurement of the Level 3 liabilities, a change in one of the inputs would not necessarily result in a directionally similar change in the other based on the current level of billings.

The following table reconciles the beginning and ending balances of net assets and liabilities classified as Level 3 for which a reconciliation is required:

Balance as of January 1, 2016	$1,513
Payments/Reductions	(792)
Balance as of December 31, 2016	$721
Payments/Reductions	—
Balance as of June 30, 2017	$721

12.       Equity-Based Compensation

Under the Company’s 2013 Long Term Incentive Plan (“2013 Plan”), the Board of Directors may grant equity-based awards to certain employees, officers, directors, consultants and advisors of the Company. Compensation expense for equity-based awards is measured at the fair value on the grant date and recognized as compensation expense on a straight-line basis over the vesting period.

Stock Options

No stock options were granted under the 2013 Plan.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

Restricted Stock Units

RSUs granted to employees contain service requirements that must be met for the shares to vest. Stock awards granted to non-employee directors as part of the compensation for service on the Board are unrestricted on the grant date. No RSUs were granted in the first six months of 2017.

The compensation expense for stock incentive plans was $1.9 million and $1.7 million for the three months ended June 30, 2017 and 2016, and $2.2 million and $3.7 million for the six months ended June 30, 2017 and 2016.

During the three and six months ended June 30, 2017 and 2016, no shares were issued.

13.                     Related-Party Transactions

Leasing Transactions

Certain operating companies lease their operating facilities from previous owners of the businesses who remained as employees. These leases are for various lengths and annual amounts. No rental expense was incurred for the three and six months ended June 30, 2017 and 2016 for these operating leases.

In addition, certain operating companies lease their operating facilities from HOV RE, LLC an affiliate through common interest held by certain shareholders. The rental expense for these operating leases was $0.2 million for both the three months ended June 30, 2017 and 2016, and $0.3 million for both the six months ended June 30, 2017 and 2016.

Relationship with HandsOn Global Management

The Company incurred management fees to HGM of $1.5 million for both the three months ended June 30, 2017 and 2016, and $3.0 million for both the six months ended June 30, 2017 and 2016.

The Company incurred travel expenses to HGM of $0.3 million and $0.4 million for the three months ended June 30, 2017 and 2016, and $0.5 million and $0.6 million for the six months ended June 30, 2017 and 2016.

The Company incurred marketing fees to Rule 14 of $0.1 million for both the three months ended June 30, 2017 and 2016, and $0.1 million and $0.2 million for the six months ended June 30, 2017 and 2016, respectively.

Relationship with HOV Services, Ltd.

HOV Services, Ltd. provides the Company data capture and technology services. HOV Services, Ltd owns shareholding interests in HOV Services, LLC. The expense recognized for these services was approximately $0.5 million and $0.4 million for the three months ended June 30, 2017 and 2016, and $0.9 million and $0.8 million for the six months ended June 30, 2017 and 2016, respectively and is included in cost of revenue in the consolidated statements of operations.

The Company licenses the use of the trademark “HOV” on a nonexclusive basis from an affiliate through common interest held by certain shareholders.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

Payable Balances with Affiliates

Payable balances with affiliates as of June 30, 2017 and December 31, 2016 are as follows:

	June 30, 2017	December 31, 2016
HOV Services, Ltd	$505	$352
Rule 14	35	134
HGM	779	8,858
	$1,319	$9,344

14.                     Segment and Geographic Area Information

The Company’s operating segments are significant strategic business units that align its products and services with how it manages its business, approach the markets and interacts with its clients. The Company is organized into three segments: ITPS, HS, and LLPS.

ITPS: Our ITPS segment provides a wide range of solutions and services designed to aid businesses in information capture, processing, decisioning and distribution to customers primarily in the financial services, commercial, public sector and legal industries.

HS: Our HS segment operates and maintains a consulting and outsourcing business specializing in both the healthcare provider and payer markets.

LLPS: Our LLPS segment provides a broad and active array of legal services in connection with class action, bankruptcy labor, claims adjudication and employment and other legal matters.

The chief operating decision maker reviews operating segment revenue and gross profit. The Company does not allocate SG&A, depreciation and amortization, interest expense and sundry, net. The Company manages assets on a total company basis, not by operating segment, and therefore asset information and capital expenditures by operating segments are not presented.

	Three months ended June 30, 2017
	ITPS	HS	LLPS	Total
Revenue	129,741	58,065	21,576	209,382
Cost of revenue	89,246	37,872	13,300	140,418
Gross profit	40,495	20,193	8,276	68,964
Selling, general and administrative expenses				34,998
Depreciation and amortization				21,406
Related party expense				2,456
Interest expense, net				27,869
Sundry expense, net				(327)
Net loss before income taxes				$(17,438)

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

	Three months ended June 30, 2016
	ITPS	HS	LLPS	Total
Revenue	105,294	60,982	25,188	191,464
Cost of revenue	69,729	36,910	15,938	122,577
Gross profit	35,565	24,072	9,250	68,887
Selling, general and administrative expenses				33,528
Depreciation and amortization				20,943
Related party expense				2,589
Interest expense, net				26,913
Sundry expense, net				1,503
Net loss before income taxes				$(16,589)

	Six months ended June 30, 2017
	ITPS	HS	LLPS	Total
Revenue	265,538	117,143	44,961	427,642
Cost of revenue	180,846	75,700	27,580	284,126
Gross profit	84,692	41,443	17,381	143,516
Selling, general and administrative expenses				70,578
Depreciation and amortization				42,727
Related party expense				4,841
Interest expense, net				54,088
Sundry expense, net				2,397
Net loss before income taxes				$(31,115)

	Six months ended June 30, 2016
	ITPS	HS	LLPS	Total
Revenue	211,710	128,389	51,055	391,154
Cost of revenue	141,910	81,972	32,038	255,920
Gross profit	69,800	46,417	19,017	135,234
Selling, general and administrative expenses				64,556
Depreciation and amortization				39,702
Related party expense				4,924
Interest expense, net				54,313
Sundry expense, net				(428)
Net loss before income taxes				$(27,833)

The following table presents revenues by principal geographic area where the Company’s customers are located for the three and six months ended June 30, 2017 and 2016:

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
United States	$177,215	$156,617	$366,024	$324,179
Europe	31,130	33,845	59,431	65,116
Other	1,037	1,002	2,187	1,859
Total Consolidated Revenue	$209,382	$191,464	$427,642	$391,154

15.                     Subsequent Events

On July 12, 2017, Exela Technologies, Inc. (formerly known as Quinpario Acquisition Corp. 2) completed its acquisition of the Company and Novitex Holdings, Inc. pursuant to the (“Business Combination”) agreement dated February 21, 2017.  The Business Combination, which was structured as a stock purchase, was approved at a special meeting of shareholders of Quinpario Acquisition Corp. 2 on July 11, 2017, and subsequently Quinpario Acquisition Corp. 2 was renamed as Exela Technologies, Inc. A new capital structure consisting of $1.35 billion in new debt was put in place at Exela along with a $100.0 million senior secured revolving facility. The proceeds of the new debt financing was used to refinance the existing debt of SourceHOV and Novitex, pay fees and expenses incurred in connection with the Business Combination, and for general corporate purposes. The new capital structure at Exela includes a $350.0 million senior secured term loan, $100.0 million senior secured revolving facility, and $1.0 billion in Senior Secured Notes.

The Business Combination was accounted for as a reverse merger for which SourceHOV was determined to be the accounting acquirer based on the following predominate factors: New SourceHOV LLC will have the largest portion of voting rights in the newly formed entity, the largest minority shareholder of the combined entity is a current SourceHOV shareholder, the Board will have more individuals coming from SourceHOV than either Quinpario or Novitex, and SourceHOV is the largest entity by revenue and by assets.

As SourceHOV was determined to be the accounting acquirer in the reverse merger with Quinpario, the accounting for the merger is similar to that of a capital infusion as the only pre-combination asset of Quinpario is cash held in the Trust Account. The assets and liabilities of Quinpario will be carried at historical cost and the Company will not record any step-up in basis or any intangible assets or goodwill as a result of the merger with Quinpario. The acquisition of Novitex will be treated as a business combination under ASC 805 and will be accounted for using the acquisition method. SourceHOV will record the fair value of assets and liabilities acquired from Novitex.

The following pro forma results for the three and six months ended June 30, 2017 and 2016 assumes the Business Combination occurred as of the January 1, 2016 and are inclusive of preliminary estimates for purchase price adjustments. The Company is currently evaluating the purchase price allocation following the consummation of the Merger. Given the short period of time between the date of the Business Combination and the issuance of these unaudited condensed consolidated financial statements, it is not practicable to disclose the purchase price allocation.

Additionally, the following pro forma results are inclusive of the TransCentra Acquisition for the three and six month periods ended June 30, 2016. These pro forma results were based on estimates and assumptions, which the Company believe are reasonable. They are not the results that would have been realized had the Company been a combined company during the periods presented and are not necessarily indicative of the Company’s consolidated results of operations in future periods.

SourceHOV Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

(in thousands of United States dollars unless otherwise stated)

	Three months ended June 30		Six months ended June 30,
	2017	2016	2017	2016
Net Sales	$349,965	$357,745	$711,826	$731,515

Net Loss	(18,079)	(13,146)	(33,092)	(30,783)

The unaudited pro forma results have been prepared to illustrate the effect of the Business Combination and related financing transactions and have been prepared for informational purposes only and should not be relied upon.

The Company performed its subsequent event procedures through dd mm 2017, the date these consolidated financial statements were made available for issuance.